HERITAGE CASH TRUST
                              SUBADVISORY AGREEMENT

      This Subadvisory Agreement is made as of July 22, 1992, between Heritage Asset Management, Inc., a Florida corporation (the "Manager"), and Alliance Capital Management L.P., a Delaware limited partnership (the "Subadviser").

      WHEREAS, the Manager has by separate contract agreed to serve as the investment adviser and administrator to the Heritage Cash Trust ("Trust"), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end diversified management investment company consisting of several investment series of shares, each having its own assets and investment policies;

      WHEREAS, the Manager's contract with the Trust allows it to delegate certain investment advisory services for the Trust to other parties; and

      WHEREAS, the Manager desires to retain the Subadviser to perform certain investment advisory services for the Trust with respect to such investment series as the Trust and the Manager may agree upon and so specify from time to time in one or more Schedules attached hereto (collectively, the "Portfolios") , and the Subadviser is willing to perform such services;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1.    SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST.
            -------------------------------------------------------

            (a) INVESTMENT PROGRAM. Subject to the control of the Trust's Board of Trustees and Manager, the Subadviser at its expense continuously will furnish to the Portfolios an investment program for such portion, if any, of Portfolio assets designated by the Manager from time to time. With respect to such assets, the Subadviser will make investment decisions and will place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Subadviser will act in the best interests of the Portfolios and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act and Rule 2a-7 thereunder, (ii) the terms of this Agreement, (iii) the stated investment objective, policies and restrictions of the Portfolios, and (iv) such other guidelines as the Trustees or Manager may establish. The Manager shall be responsible for providing the Subadviser with current copies of the materials specified in Subsections (a) (iii) and (iv) of this Section 1.

            (b) AVAILABILITY OF PERSONNEL. The Subadviser at its expense will make available to the Trustees and Manager at reasonable times its portfolio managers and other appropriate personnel in order to review investment policies of the Portfolios and to consult with the Trustees and Manager regarding the investment affairs of the Portfolios, including economic, statistical and investment matters relevant to the Subadviser's duties hereunder, and will provide periodic reports to the Manager relating to the portfolio strategies it employs.

            (c) SALARIES AND FACILITIES. The Subadviser at its expense will pay for all salaries of personnel and facilities required for it to execute its duties under this Agreement.

            (d) COMPLIANCE REPORTS. The Subadviser at its expense will provide the Manager with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time.

            (e) VALUATION. The Subadviser at its expense will provide the Trust's custodian with market price information relating to the assets of the Portfolios for which the Subadviser has responsibility on a weekly basis (unless otherwise agreed upon by the parties hereto) and at such other times as the Manager shall reasonably request.

            (f) EXECUTING PORTFOLIO TRANSACTIONS. In selecting brokers and dealers to execute purchases and sales of investments for the Portfolios, the Subadviser will use its best efforts to obtain the most favorable price and execution available. Any person associated with the Manager or the Subadviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 1la2-2(T) thereunder, and the Trust has consented to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (a) (2) (iv).

            (g) EXPENSES. The Subadviser shall not be obligated to pay any expenses of or for the Trust not expressly assumed by the Subadviser pursuant to this Agreement.

      2. BOOKS AND RECORDS. Pursuant to Rule 31a-3 under the 1940 Act, Subadviser agrees that: (a) all records it maintains for the Trust are the property of the Trust; (b) it will surrender promptly to the Trust or Manager any such records upon the Trust's or Manager's request; (c) it will maintain for the Trust the records that the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Portfolios for which the Subadviser has responsibility under this Agreement; and (d) it will preserve for the periods prescribed by Rule 3la-2 under the l940 Act the records it maintains for the Trust.

      3. OTHER AGREEMENTS. The Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships.

      4. COMPENSATION. The Manager will pay to the Subadviser as compensation for the Subadviser's services rendered pursuant to this Agreement a subadvisory fee as specified in one or more Schedules attached hereto and made part of this Agreement. Such fees shall be paid by the Manager (and not by the Trust) without regard to any reduction in the fees paid to the Manager as a result of any statutory or regulatory limitation on investment company expenses. Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadviser shall serve for less than the whole of a month, the compensation as specified shall be prorated.

      5. ASSIGNMENT AND AMENDMENT OF AGREEMENT. This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment or if the Investment Advisory and Administration Agreement between the Manager and the Trust shall terminate for any reason. This Agreement shall not be materially amended unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of each applicable Portfolio, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Manager or the Subadviser. The Subadviser agrees to notify the Manager of any change in the membership of the Subadviser's limited partnership or the general partner of the Subadviser within a reasonable time after such change.

      6. DURATION AND TERMINATION OF THE AGREEMENT. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any Portfolio now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by an affirmative vote of a majority of the outstanding voting shares of that Portfolio. This Agreement shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5) except as follows:

            (a) The Trust may at any time terminate this Agreement with respect to any or all Portfolios by providing not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Subadviser. Such termination can be authorized by the affirmative vote of a majority of the (i) Trustees of the Trust, or (ii) outstanding voting shares of the applicable Portfolios.

            (b) This Agreement will terminate automatically with respect to a Portfolio unless, within two years after its initial effectiveness with respect to such Portfolio and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Trustees of the Trust or the shareholders of such Portfolio by the affirmative vote of a majority of the outstanding shares of such Portfolio, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust, Manager or Subadviser, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of any Portfolio for their approval and such shareholders fail to approve such continuance as provided herein, the Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

            (c) The Manager may at any time terminate this Agreement with respect to any or all Portfolios by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser, and the Subadviser may at any time terminate this Agreement with respect to any or all Portfolios by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager.

Termination of this Agreement pursuant to this Section 6 shall be without the payment of any penalty. Upon termination of this Agreement with respect to any Portfolio, the duties of the Manager delegated to the Subadviser under this

Agreement with respect to such Portfolio automatically shall revert to the Manager.

      7. NOTIFICATION OF THE MANAGER. The Subadviser promptly shall notify the Manager in writing of the occurrence of any of the following events:

            (a) the Subadviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

            (b) the Subadviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust or any Portfolio; or

            (c) any other occurrence that might affect the ability of the Subadviser to provide the services provided for under this Agreement.

      8. DEFINITIONS. For the purposes of this Agreement, the terms "vote of a majority of the outstanding shares," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and references to annual approvals by the Board of Trustees shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

      9. LIABILITY OF THE SUBADVISER. In the absence of its willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Manager, the Trust or their directors, Trustees, officers or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. However, Subadviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) which arise or result from Subadviser's willful misfeasance, bad faith, negligence or reckless disregard of its duties hereunder.

      10. APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed by Florida law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings conducted in the state of Florida or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

      11. MASSACHUSETTS BUSINESS TRUST. Subadviser hereby acknowledges that, although this Agreement is executed by an officer and/or Trustee of the Trust, the obligations of this Agreement are not binding upon any of them individually or upon the Trust's shareholders individually; rather, these obligations are binding only upon the assets and property of the Trust.

      IN WITNESS WHEREOF, Heritage Asset Management, Inc. and Alliance Capital Management L.P. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.



Attest:                               HERITAGE ASSET MANAGEMENT, INC.


By: /s/ Donald H. Glassman            By: /s/ Stephen A. Hill
   -----------------------------         --------------------------------------

Attest:                               ALLIANCE CAPITAL MANAGEMENT L.P.
                                      By its general partner, Alliance Capital
                                      Management Corporation


By:/s/ Janet Bashford                 By:/s/ Mark R. Manley
   -----------------------------         --------------------------------------

                                   SCHEDULE A
                                     TO THE
                               HERITAGE CASH TRUST
                              SUBADVISORY AGREEMENT
                                     BETWEEN
                         HERITAGE ASSET MANAGEMENT, INC.
                                       AND
                        ALLIANCE CAPITAL MANAGEMENT L.P.

      As compensation pursuant to section 4 of the Subadvisory Agreement between Heritage Asset Management, Inc. (the "Manager") and Alliance Capital Management L.P. (the "Subadviser"), the Manager shall pay the Subadviser a Subadvisory Fee, computed and paid monthly, at the following percentage rates of the assets of Heritage Cash Trust - Municipal Money Market Fund under management by the
Subadviser:

      0.125% of assets up to $100 million;
      0.100% of the next $150 million in assets; and 0.050% of assets in excess of $250 million.






Dated: July 22, 1992